UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): November 10, 2014 (November 7, 2014)

iPayment Holdings, Inc.

iPayment, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	333-177233-19	20-4777880
Delaware	000-50280	62-1847043
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Tower 56, 126 East 56th Street 33rd Floor New York, NY	10022
(Address of Principal Executive Offices)	(Zip Code)

(212) 802-7200

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

On November 7, 2014, iPayment Holdings, Inc. (“Holdco”) and its wholly owned subsidiary, iPayment, Inc. (“Opco” and, together with Holdco, the “Companies”), launched exchange offers (the “Exchange Offers”) and related consent solicitations (the “Consent Solicitations” and, together with the Exchange Offers, the “Offers”) to holders of Opco’s outstanding 10.25% Senior Notes due 2018 (the “Opco Notes”) and holders of Holdco’s outstanding 15.00%/15.00% Senior Notes due 2018 (the “Holdco Notes” and, together with the Opco Notes, the “Existing Notes”) pursuant to an Offers to Exchange and Consent Solicitation Statement, dated as of November 7, 2014 (as it may be amended from time to time, the “Statement”) in accordance with the terms of the previously announced Exchange Offer Support Agreement (as it may be amended from time to time, the “Support Agreement”) described in the Current Report on Form 8-K filed with the Securities and Exchange Commission on September 29, 2014. Pursuant to the Exchange Offers, (i) holders of Opco Notes will be entitled to exchange their existing Opco Notes for their pro rata share of (a) up to $285 million aggregate principal amount of new 8.50% Senior Secured Notes due 2019 (the “New Notes”) and (b) up to 61.5% of the common stock of Holdco (the “Common Stock”) to be issued and outstanding (without giving effect to the exercise of any Warrants (defined below)) if the Exchange Offers are completed and (ii) holders of Holdco Notes will be entitled to exchange their existing Holdco Notes for their pro rata share of (a) up to $30 million aggregate principal amount of New Notes, (b) up to 18.5% of the Common Stock to be issued and outstanding (without giving effect to the exercise of any Warrants) if the Exchange Offers are completed, and (c) warrants to purchase Common Stock (the “Warrants”) representing up to 40.0% of the Common Stock on a fully diluted basis. In connection with the Exchange Offers, existing holders of equity securities of Holdco will be issued Warrants which, if exercised, would cause such holders to hold 47.5% of the Common Stock on a fully diluted basis assuming 100% participation in the Exchange Offers by holders of the Existing Notes and payment of the exercise price in cash.

In order to participate in the Exchange Offers, holders of the Existing Notes will be required to consent in the related Consent Solicitation to amend (the “Proposed Amendments”) the indenture governing the Holdco Notes or the indenture governing the Opco Notes, as applicable. If implemented, the Proposed Amendments will eliminate substantially all of the covenants and related events of default and other related provisions contained in such indentures.

The closing of the Exchange Offers is conditioned upon, among other things, at least 95% of the aggregate principal amount of each of the Opco Notes and the Holdco Notes being validly tendered and not validly withdrawn (the “Minimum Tender Conditions”). The Minimum Tender Conditions may be modified by mutual agreement of the Companies and the holders of Existing Notes as set forth in the Support Agreement and the Statement.

The Exchange Offers are scheduled to expire at 5:00 P.M., New York City time, on December 9, 2014, unless extended or earlier terminated by the Companies with the consent of holders of Existing Notes as set forth in the Support Agreement and the Statement. Tendered Existing Notes may be validly withdrawn at any time before the expiration or termination of the Exchange Offers. Subject to the consent requirements under the Support Agreement, the Companies may terminate or withdraw the Offers at any time for any reason, including if certain conditions described in the Statement are not satisfied.

The Common Stock, the Warrants and the New Notes offered have not been, and except as described in the Statement will not be, registered under the Securities Act of 1933, as amended (the “Securities Act”), and may not be offered or sold in the United States absent registration under the Securities Act and applicable state securities laws or an applicable exemption therefrom. The Exchange Offers are being made pursuant to the exemption provided for under Section 4(a)(2) of the Securities Act.

This Current Report on Form 8-K does not constitute an offer to sell, or a solicitation of an offer to buy, any of the securities described herein and is also not a solicitation of consents to the Proposed Amendments. No recommendation is made as to whether the holders of Existing Notes should tender their Existing Notes or deliver the related consents in the Exchange Offers. The Statement will be distributed only to holders of Existing Notes that complete and return a letter of eligibility confirming that they are “eligible holders” for the purposes of the Offers.

The above description of the Support Agreement, the Offers and the Statement does not purport to be a complete description of the terms of the Offers or the Statement, or of the parties’ rights and obligations under the Support Agreement. Any information disclosed in this Current Report on Form 8-K shall not be construed as an admission that such information is material.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IPAYMENT HOLDINGS, INC.

By:	/s/ Mark C. Monaco
Name:	Mark C. Monaco
Title:	Executive Vice President, Chief Financial Officer, Treasurer and Director of iPayment Holdings, Inc.

Date: November 10, 2014

IPAYMENT, INC.

By:	/s/ Mark C. Monaco
Name:	Mark C. Monaco
Title:	Executive Vice President, Chief Financial Officer, Treasurer and Director of iPayment, Inc.

Date: November 10, 2014

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